EXHIBIT NO. 14.1
Form 10-Q
Northern Explorations, Ltd.
File No. 333-125068

                           NORTHERN EXPLORATIONS, LTD.
                       CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

This CODE OF BUSINESS CONDUCT AND ETHICS covers a wide range of business practices to guide the employees and directors of Northern Explorations, Ltd. and its subsidiaries ("NXPN" or the "Company") to conduct that is fair, ethical, honest and lawful. Employees and directors should not only follow the principles stated in this Code, but also should seek to avoid even the appearance of improper behavior. Employees should never do - or be asked to do - anything in the course of their duties that would violate the law, this Code or other Company policy.

You should report promptly any known or suspected misconduct or unethical behavior through the channels described in Article XII of this Code. Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment. An important part of this Code are the "steps to compliance" stated in Article XIII; they are intended to foster ethical conduct in situations that may not be addressed specifically by this Code.

NOTE TO EMPLOYEES BASED OUTSIDE THE UNITED STATES: Certain sections of this Code may conflict with the local laws and regulations of your country. Consult your local legal counsel for advice if you perceive a conflict.

          ARTICLE I. - CONFLICTS OF INTEREST & CORPORATE OPPORTUNITIES

1. A conflict of interest exists when a person's private interest interferes in any way with the interests of the Company. A conflict can arise when a person takes actions or has interests that may make it difficult to perform his or her Company duties objectively. Conflicts of interest may also arise when an employee or director (or family member) receives improper personal benefits as a result of his or her position in the Company. You should avoid transactions, commitments and other activities that are not in the Company's best interests or that could involve a conflict between your personal interests and the interests of the Company, or which could involve a conflict in connection with the bid, award or administration of a federal contract.

2. NXPN has (or will) established a Conflicts of Interest Committee (COI Committee) to help administer NXPN's conflicts policy. If you are unsure whether a particular situation is a conflict of interest, contact the COI Committee for an objective determination of your case.

3. Employees and directors may not take for their personal benefit any opportunity that is discovered through the use of Company property, information or position without first obtaining the consent of the board of directors. You may not use Company property, information, or position for improper personal gain, and may not compete with the Company directly or indirectly.

                           ARTICLE II. CONFIDENTIALITY

You are required to maintain the confidentiality of information entrusted to you by the Company or its customers, except when disclosure is required by law or regulation. This includes all non-public information that might be of use to competitors, or detrimental to the Company or its customers if disclosed. It also includes information that suppliers and customers have entrusted to NXPN. The obligation to preserve confidential information continues even after employment ends. Employees are required to sign a Confidentiality Agreement upon beginning employment with the Company. Copies of this agreement are available from NXPN's main office.
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              ARTICLE III. FAIR DEALING, ANTITRUST AND COMPETITION

1. NXPN seeks to outperform its competition fairly and honestly. Stealing proprietary information, using trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. You should endeavor to respect the rights of - and deal fairly with - the Company's customers, suppliers, competitors and employees. You may not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

2. Employees must comply with all antitrust laws regulating antitrust and competition. Specifically, the following actions are prohibited:

     a.   fixing or controlling prices with any competitors
     b.   dividing or sharing customers, markets, or territories
     c. participating with others to block the production or sale of another's products or services
     d.   participating in price discrimination
     e.   creating or planning with others to create a monopoly
     f.   boycotting certain customers or suppliers

You should immediately follow the reporting guidelines set forth in this Code if you suspect, witness or experience any of these practices. You may not discuss pricing or other competitive matters with the Company's competitors and should avoid situations that appear to include these types of discussions.

             ARTICLE IV. RELATIONSHIPS WITH VENDORS AND CONTRACTORS

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. Whenever you are working collaboratively with vendors, contractors and other third-parties (including representatives of government agencies) it is important to follow sound business practices to avoid putting yourself in a position in which you feel like you owe a vendor. If you or persons who report to you are invited to take part in dinner or lunch functions, or golfing, hunting, fishing or other entertainment excursions, you are expected to use the following guidelines in your decision-making.

     a. Meals and other events should always serve a valid business purpose, such as project planning, status meetings, recognizing a significant joint business achievement, etc..
     b. The event to which you are invited should not be, and should not appear to be, extravagant or excessive,
     c. Excessive consumption of alcohol and visiting establishments that are in poor taste are prohibited,
     d. Employees should never request gifts, entertainment, trips or meals from vendors,
     e. Acceptance of gifts from vendors is not encouraged, but is acceptable if the gifts are not excessive in value,
     f. All trips and excursions (including hunting, fishing, and golfing trips) must be approved by management before being accepted.

             ARTICLE V. PROTECTION AND PROPER USE OF COMPANY ASSETS

1. All Company assets should be used for legitimate business purposes. Company equipment should not be used for non-Company business, though occasional, incidental personal use may be permitted. Employees are expected to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incidents of fraud or theft should be immediately reported for investigation.

2. Acquisitions and dispositions of assets are subject to management approval. Before committing the Company to acquire or dispose of any asset, you should consult management to ensure that you have the requisite authority to do so.

3. All technology that is made available to the Company's users - and all associated hardware, software and systems - is the property of NXPN. Your use of such technology is subject to management approval.

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4.   The  obligation of employees to protect the Company's  assets  includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as
     well  as  business,   marketing   and  service   plans,   engineering   and
     manufacturing ideas, designs, databases, records, and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of Company policy.

             ARTICLE VI. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Obeying the law, both in letter and in spirit, is the foundation on which the Company's business ethics standards are built. You are expected to obey all local, regional and federal laws of the locations where NXPN operates. Although not all employees are expected to know all of the details of these laws, it is important that you know enough to determine when to seek advice from supervisors, managers, the Company's legal department or other appropriate personnel. If a law conflicts with a policy in this Code, you must comply with the law. If you have a question about any such conflict, ask your supervisor how to handle the situation.

                   ARTICLE VII. SECURITIES AND INSIDER TRADING

1. You must avoid any appearance of trading in securities on the basis of material, nonpublic information. Persons who have access to material, nonpublic information are not permitted to use or share that information for stock trading purposes - or for any other purpose - except to conduct NXPN's business. You should consider all nonpublic information about the Company to be confidential. To use nonpublic information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is both unethical and illegal.

2. If you are unsure whether certain Company information is material or whether a trade in securities is permitted, you should consult the Company's General Counsel or Corporate Secretary before trading. In addition, certain officers, directors and employees in key positions have been designated as "restricted persons" who must contact the Corporate Secretary of the Company and receive advance approval prior to placing any order to purchase or sell securities of the Company.

                  ARTICLE VIII. HEALTH, SAFETY AND ENVIRONMENT

1. The protection of NXPN's employees, contractors, customers, communities and the environment is NXPN's highest priority and a core business value. NXPN is committed to achieving health, safety and environmental excellence throughout the Company. Every employee is expected to conduct business in accordance with this commitment.

2. The Company strives to provide each employee with a safe and healthy work environment. Each employee is responsible for maintaining a safe and healthy workplace for all by following all of the Company's safety rules and practices and by reporting accidents, injuries and unsafe equipment, practices or conditions in a timely manner.

3. NXPN strictly prohibits violent or threatening behavior by employees, consultants, customers or anyone else on Company premises.

4. Employees are prohibited from consuming alcohol at work and from reporting to work after consuming alcohol. The use of alcohol off the job which impairs performance on the job is also prohibited. The use, distribution, purchase, possession or manufacture of illegal drugs is also prohibited. NXPN may conduct drug and alcohol testing as a part of its substance abuse prevention efforts.

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                    ARTICLE IX. DISCRIMINATION AND HARASSMENT

1. NXPN is committed to employ qualified individuals without regard to race, color, gender, religion, sexual orientation, national origin, age, disability, veteran status, or any other category protected by applicable law. NXPN is an affirmative action employer and maintains affirmative action procedures and practices to fulfill the objectives of this policy. NXPN is committed to providing equal opportunity in all aspects of employment and to providing a work environment free from discrimination and harassment. Examples of prohibited conduct include derogatory comments based on racial or ethnic characteristics, unwanted sexual advances, requests for sexual favors, verbal or physical behavior of a sexual nature that interferes with an employee's work performance or creates a threatening, hostile or offensive work environment.

2. NXPN's primary policies addressing these issues are its Equal Employment Opportunity and Affirmative Action policy and its Harassment policy. Immediately contact your supervisor and/or the human resources department regarding any situation that could be considered discrimination or harassment.

                    ARTICLE X. BOOKS, RECORDS, RECORD KEEPING

1. The Company's books, records, accounts and financial statements must be maintained in accordance with generally accepted accounting standards, and must conform both to applicable legal requirements and to the Company's system of internal controls. Effective internal controls related to financial reporting and the safeguarding of assets are required at the source of each financial transaction and not just in the accounting department. Employees are responsible for complying with NXPN's internal controls over financial reporting.

2. Employees are expected to report fraud and any improper or otherwise unethical accounting or auditing practices. Any employee may anonymously submit his or her good faith concern regarding fraud or questionable accounting or auditing matters without fear of dismissal or retaliation.

3. The Company requires honest and accurate recording and reporting of information in order to make appropriate and responsible business decisions. For example, only the true and actual number of hours worked by an employee or contractor should be reported. Business expense accounts must be documented and recorded accurately. If you are unsure whether a certain expense is legitimate, ask your supervisor or your controller. All requests for reimbursement must adhere to the requirements in NXPN's travel policy.

4. NXPN's records and information are valuable Company assets, and are identified, maintained and safeguarded as an essential part of the operation of Company business. Records are to be retained or destroyed according to the Company's record retention policy.

              ARTICLE XI. RELATIONSHIPS WITH GOVERNMENTAL ENTITIES

1. NXPN's relationships with government agencies, officials and personnel shall be conducted in such a manner that complete public disclosure would not embarrass or damage NXPN's business reputation. Employees shall comply with all laws, rules and regulations concerning contributions to government agencies, officials and personnel. Specifically, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense.

2. When NXPN accepts U.S.. government contracts or subcontracts, we have an obligation to ensure that we administer those contracts and deliver our products and services in a manner that fully complies with federal procurement laws and regulations, as well as our own high standards. Employees should take care to ensure against fraud, bribery, gratuities, conflicts of interest, false claims, overcharging, and any other unethical behavior in connection with U.S. Department of Defense and all other government contracts. Laws and regulations pertaining to government contracts are often complex and impose serious civil and criminal penalties for improper practices. You are expected to report any improper or otherwise unethical practices relating to the bid, award, or administration of any Department of Defense or other federal contract. You may anonymously

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     submit your good faith concern without fear of dismissal or retaliation by following the procedures described in Article XII of this Code under the caption SPECIAL COMPLAINT PROCEDURES FOR ACCOUNTING, AUDITING AND FRAUD MATTERS.

3. The U. S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business or receive favorable treatment from foreign countries. Accordingly, it is strictly prohibited for NXPN employees or agents to make illegal payments or bribes on behalf of NXPN to government officials of any country.

              ARTICLE XII. REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

1. All persons subject to this Code are encouraged to preserve NXPN's highest standards for business ethics and integrity. Report all theft, fraud, bribery, environmental crime, violations of this Code, violations of Company policy, misconduct and other unethical behavior related to federal contracts, and any other business misconduct to your supervisor, your human resources representative, to NXPN's general counsel. You may remain anonymous if preferred.

2. Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and about the best course of action to take when a particular situation is unclear or poses a risk of misconduct. Retaliation for reports of misconduct made in good faith is prohibited.

3. SPECIAL COMPLAINT PROCEDURES FOR ACCOUNTING, AUDITING AND FRAUD MATTERS. This subsection describes the Company's procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, and complaints of alleged misconduct in connection with the bid, award or administration of Department of Defense or other federal contracts. The Audit Committee of the Company's board of directors oversees the investigation of concerns in this area.

     Any person may submit a complaint without fear of dismissal or retaliation. The following procedures have been established for (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, fraud, or auditing matters, including complaints of alleged misconduct in connection with the bid, award or administration of Department of Defense or other federal contracts, and (2) the confidential, anonymous submission of concerns regarding any of the foregoing matters (all of the foregoing are collectively referred to in the following as "Accounting, Auditing and Fraud Matters").

     a. SCOPE OF MATTERS COVERED BY THESE PROCEDURES. These procedures relate to complaints relating to any Accounting, Auditing and Fraud Matters, including the following:

          1. fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;
          2. fraud or deliberate error in the recording and maintaining of financial records of the Company;
          3. deficiencies in or noncompliance with the Company's internal accounting controls;
          4. misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company;
          5. deviation from full and fair reporting of the Company's financial condition;
          6. fraud, bribes, gratuities or other personal benefits in connection with the bid, award or administration of government contracts;
          7. presenting, or causing to be presented, to the government a false claim for payment; or
          8. making, using, or causing to be made or used, a false record or statement to get a false claim paid or approved by the government, or otherwise overcharging the government for goods or services.

     b. RECEIPT OF COMPLAINTS. Concerns about Accounting, Auditing and Fraud Matters may be submitted through any of the following means:

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          1.   For all complaints, on a confidential or anonymous basis, through the Company's general counsel.
          2. For complaints solely related to Department of Defense ("DOD") or other federal contracts, on a confidential or anonymous basis, through the DOD Inspector General Hotline at 1-800-424-9098.

     c.   TREATMENT OF COMPLAINTS.

          1. Upon receipt of a complaint, the Company's Disclosure and Compliance Officer will (I) determine whether the complaint actually pertains to Accounting, Auditing and Fraud Matters, as defined above, and (ii) when possible, acknowledge receipt of the complaint to the sender.
          2. Complaints will be reviewed under Audit Committee direction and oversight by the Company's Disclosure and Compliance Officer or such other person(s) as the Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.
          3. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.
          4.   If a  complaint  related  to DOD or other  federal  contracts  is determined to be credible as a result of the investigatory process described above, NXPN's Disclosure and Compliance Officer, or such other person(s) as the Audit Committee determines to be appropriate, will make a report to the proper federal contract administrator as required by law or regulation under FAR Case 2007-006, CONTRACTOR BUSINESS ETHICS COMPLIANCE PROGRAM AND DISCLOSURE REQUIREMENTS.
          5. The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding Accounting, Auditing and Fraud Matters or otherwise as specified in (I) Section 806 of the Sarbanes-Oxley Act of 2002, or (ii) 10 U.S.C. Section 2409(a).
          6. The Disclosure and Compliance Officer will maintain a log of all complaints regarding Accounting and Auditing Matters, tracking their receipt, investigation and resolution and will prepare a periodic summary report thereof for the Audit Committee. This documentation will be maintained in accordance with the Company's document retention policy.

                        ARTICLE XIII. STEPS TO COMPLIANCE

In some situations, it is difficult to know if a violation of this Code has occurred or is occurring. Because the Code cannot anticipate every situation that will arise, it is important to have a way to approach new questions or problems. The following are steps to keep in mind when facing a question of ethics:

MAKE SURE YOU HAVE ALL THE FACTS. In order to reach the right solutions, be as fully informed as possible.

ASK YOURSELF: WHAT SPECIFICALLY AM I BEING ASKED TO DO? DOES IT SEEM UNETHICAL OR IMPROPER? This will help you to focus on the specific question you are faced with and the alternatives available to you. Use your judgment and common sense. After you have obtained all of the facts you can, if something still seems unethical or improper, consider that your circumstance is risky enough to warrant taking further steps to avoid or prevent an unethical situation.

CLARIFY YOUR RESPONSIBILITY AND ROLE. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

DISCUSS THE PROBLEM WITH YOUR SUPERVISOR. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

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SEEK  HELP  FROM  COMPANY  RESOURCES.  In the  rare  case  when  it  may  not be appropriate to discuss an issue with your supervisor, or when you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager or your human resources representative.

REVIEW COMPANY POLICIES. Remain knowledgeable about the Company's policies and procedures. Use the Company's intranet to stay informed about how the Company's policies affect your work environment and performance.

REPORT ETHICAL VIOLATIONS IN CONFIDENCE AND WITHOUT FEAR OF RETALIATION. Article XII of this Code describes the channels of reporting that are available to you. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of business ethics violations.

ASK FIRST, ACT LATER: If you are unsure of what to do in any situation, seek guidance before you act.

                              ARTICLE XIV. WAIVERS

Any waiver of this Code for executive officers or directors may be made only by the Board of Directors, and will be promptly disclosed as required by law or stock exchange regulation.

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